Exhibit 23.10

July 23, 2021

To: First Majestic Silver Corp.

925 West Georgia Street, Suite 1800

Vancouver, B.C. V6C 3L2

In connection with the Registration Statement on Form S-8 of First Majestic Silver Corp. (the “Registration Statement”), I, Ryan Rodney, C.P.G., hereby consent to the references in the Registration Statement to my name and the report entitled “Technical Report on the Jerritt Canyon Mine, Elko County, Nevada, USA” with an effective date of December 31, 2020 (the “Technical Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Technical Report and extracts from or a summary of the Technical Report.

Sincerely,

/s/ Ryan Rodney
Ryan Rodney